Exhibit 99.1

Joint Filer Information

Name of Joint Filer:	Helix Holdings III LLC

Address of Joint Filer:	c/o Cormorant Asset Management, LP 200 Clarendon Street, 52nd Floor Boston, MA 02116

Relationship of Joint Filer to Issuer:	10% Owner, Director

Issuer Name and Ticker or Trading Symbol:	Helix Acquisition Corp. III [HLXC]

Date of Event Requiring Statement:
(Month/Day/Year):	01/22/2026

Name of Joint Filer:	Bihua Chen

Address of Joint Filer:	c/o Cormorant Asset Management, LP 200 Clarendon Street, 52nd Floor Boston, MA 02116

Relationship of Joint Filer to Issuer:	10% Owner, Director, Officer

Issuer Name and Ticker or Trading Symbol:	Helix Acquisition Corp. III [HLXC]

Date of Event Requiring Statement:
(Month/Day/Year):	01/22/2026